Seneca Foods Reports Net Earnings of $6.5 Million for the Quarter Ended September 26, 2015

MARION, N.Y. November 2, 2015 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) reported for the second quarter of 2016, net earnings of $6.5 million, or $0.65 per diluted share, compared to a net loss of $0.6 million, or $(0.05) per diluted share, in the fiscal second quarter of 2016.   Net sales for the second quarter ended September 26, 2015 increased from the second quarter ended September 27, 2014 by 0.3%, or $1.0 million to $313.2 million.  The increase is attributable to a favorable sales mix and higher selling prices of $4.0 million partially offset a by a sales volume decrease of $2.9 million.
The Company reported net earnings for the fiscal six months ended September 26, 2015 of $9.5 million, or $0.95 per diluted share, compared to a net loss of $0.7 million, or $(0.06) per diluted share for the same period in the prior year. In the six months ended September 27, 2014, net sales decreased $12.7 million, or 2.3% to $539.5 million. The decrease is attributable to a sales volume decrease of $19.5 million partially offset by favorable sales mix and higher selling prices of $6.8 million. A major portion of the lower sales was due to an $7.1 million reduction in GMOL Vegetable sales.

Net earnings per diluted share were $0.65 during the quarter ended September 26, 2015 versus $0.30 during the quarter ended September 27, 2014, which included a non-cash LIFO charge of $3.9 million. Excluding a non-cash after-tax LIFO credit of $1.0 million, net earnings per diluted share were $0.84 during the six months ended September 26, 2015, compared to $0.27 during the six months ended September 27, 2014 which included a non-cash LIFO charge of $3.6 million.

About Seneca Foods Corporation
Seneca Foods is North America's leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms.  Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby's®, Aunt Nellie's®, READ®, and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under an alliance with General Mills Operations, LLC, a subsidiary of General Mills, Inc., under the Green Giant label.   Seneca's common stock is traded on the Nasdaq Global Stock Market under the symbols "SENEA" and "SENEB". SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Net Earnings Excluding LIFO Impact, EBITDA and FIFO EBITDA

Net Earnings excluding LIFO, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO and enhance the understanding of the Company's historical operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net earnings and reported diluted earnings per share to net earnings excluding LIFO and diluted earnings per share excluding LIFO.

	Quarter Ended
	September 26, 2015		September 27, 2014
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings (loss), as reported:	$6.5	$0.65	$(0.6)	$(0.05)

LIFO charge, after tax at statutory federal rate	$-	$-	$3.9	$0.35

Net earnings, excluding LIFO impact	$6.5	$0.65	$3.3	$0.30

Diluted weighted average common shares outstanding
(in thousands)		9,971		10,846

	Six Months Ended
	September 26, 2015		September 27, 2014
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings (loss), as reported:	$9.5	$0.94	$(0.7)	$(0.06)

LIFO (credit) charge, after tax at statutory federal rate	$(1.0)	$(0.10)	$3.6	$0.33

Net earnings, excluding LIFO impact	$8.5	$0.84	$2.9	$0.27

Diluted weighted average common shares outstanding
(in thousands)		9,964		10,858

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Six Months Ended
EBITDA and FIFO EBITDA:	September 26, 2015	September 27, 2014
	(In thousands)

Net earnings (loss)	$9,490	$(685)
Income tax expense	4,834	169
Interest expense, net of interest income	2,962	2,486
Depreciation and amortization	10,487	11,142
Interest amortization	(148)	(149)
EBITDA	27,625	12,963
LIFO (credit) charge	(1,587)	5,570
FIFO EBITDA	$26,038	$18,533

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	availability of financing;
•	leverage and the Company's ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company's marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Timothy J. Benjamin, Chief Financial Officer
315-926-8100

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings (Loss)
For the Periods Ended September 26, 2015 and September 27, 2014
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	Fiscal 2016	Fiscal 2015	Fiscal 2016	Fiscal 2015

Net sales	$313,202	$312,161	$539,460	$552,204

Plant restructuring (expense) income (note 2)	$(15)	$-	$66	$-

Other operating income (loss) net (note 3)	$67	$85	$403	$(194)

Operating income (note 1)	$11,432	$686	$17,372	$1,684
Loss (earnings) from equity investment	86	80	86	(286)
Interest expense, net	1,590	1,417	2,962	2,486
Earnings (Loss) before income taxes	$9,756	$(811)	$14,324	$(516)

Income taxes expense (benefit)	3,234	(233)	4,834	169

Net earnings (loss)	$6,522	$(578)	$9,490	$(685)

Earnings (loss) attributable to common stock (note 4)	$6,456	$(576)	$9,376	$(684)

Basic earnings (loss) per share	$0.65	$(0.05)	$0.95	$(0.06)

Diluted earnings (loss) per share	$0.65	$(0.05)	$0.94	$(0.06)

Weighted average shares outstanding basic	9,901,031	10,773,646	9,894,729	10,787,129

Weighted average shares outstanding diluted	9,970,573	10,845,566	9,964,271	10,858,331

Note 1: The effect of the LIFO inventory valuation method on second quarter pre-tax results was to decrease operating earnings by $50,000 for the three month period ended September 26, 2015 and decrease operating earnings by $5,919,000 for the three month period ended September
27, 2014. The effect of the LIFO inventory valuation method on year-to-date pre-tax results was to increase operating earnings by
$1,587,000 for the six month period ended September 26, 2015 and decrease operating earnings by $5,570,000 for the six month period ended September 27, 2014.
Note 2: The six month period ended September 26, 2015 included a restructuring credit for product rationalization costs of $66,000.
Note 3: Other gain for the six month period ended September 26, 2015 of $403,000 represents a $200,000 credit related to a contingency accrual for
Prop 65, net gain on the sale of unused fixed assets of $143,000 and a credit of $60,000 related to an environmental accrual.
Other net loss for the six month period ended September 27, 2014 of $194,000 represents a $250,000 charge related to environmental accrual and net gain on the sale of unused fixed assets of $56,000.
Note 4: The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period.

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